Exhibit 99.1

Rinku Sen, one of nation’s leading voices on racial justice, joins Maven’s board of directors

SEATTLE — Veteran author, journalist and racial justice activist Rinku Sen, is joining new media and publisher platform Maven (MVEN) as a member of the board of directors.

Following Maven’s successful launch (https://www.themaven.net/the-maven/investors/maven-1-0-platform-launch-the-data-is-in-9kWbj_AtEUGYakyWDfwCOw) in the third quarter of 2017, Rinku will work with the Maven board of directors to accelerate growth of the Company’s publisher coalition, with a focus on establishing Maven as the destination for the most diverse collection of important voices driving global conversations in 2018 and beyond.

“Rinku is known widely as one of the nation’s leading voices on racial justice. That’s how we got to know her -- as part of our vision to build a political segment within the coalition that covers the wide range of perspectives and policy positions,” said Maven CEO James Heckman. “What we discovered in the process is that in addition to being a brilliant journalist and advocate, Rinku is an incredible business mind and talented leader. She’s a major addition to our board of directors.”

An accomplished author and journalist, Sen served for eleven years as Executive Director of Race Forward, the center for racial justice, and as the publisher of its award-winning news site, Colorlines.com.

Sen is also one of dozens of award-winning journalists, best-selling authors, top analysts, important causes, and foundations who are joining Maven’s coalition of elite content channels. Her channel will debut in the fourth quarter.

In 1996, Ms. Magazine named Sen one of 21 feminists to watch in the 21st century and in 2008 she was named by Utne Reader as one of 50 Visionaries changing the world.

She is a highly sought-after keynote speaker and holds a bachelor’s degree from Brown University and a master’s in journalism from Columbia University. A native of India, Rinku grew up in northeastern India, Rinku immigrated to the United States as a child, and learned to speak English in a two-room schoolhouse and grew up in Northeastern suburbs and factory towns.

Maven is an expert-driven, group media network, whose innovative platform serves, by invitation-only, a coalition of professional, independent channel partners. By providing broader distribution, greater community engagement and efficient advertising and membership programs, Maven enables partners to focus on the key drivers of their business: creating, informing, sharing, discovering, leading and interacting with the communities and constituencies they serve. For more information, visit themaven.net.

Based in Seattle, Maven is publicly traded under the ticker symbol MVEN. The team includes former senior executives and veteran engineers from Google, Microsoft, Amazon, News Corp, Yahoo!, Rivals.com, Scout, thePlatform and the NFL, including digital media pioneers James Heckman and Josh Jacobs, and technology innovators Bill Sornsin and Ben Joldersma.

Contact:
Maven
Gretchen Bakamis, 206-715-6660